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PAR
Pharmaceutical




Contact:
Stephen J. Mock
Vice President, Corporate Affairs
Par Pharmaceutical Companies, Inc.
(201) 802-4000

                    PAR PHARMACEUTICAL REPORTS SECOND-QUARTER
                               SALES AND EARNINGS

       Second-Quarter Total Revenues Increase 83 Percent to $212.5 Million;
                 Base Business Grows 56 Percent to $95.5 Million

                                       ---

             Reported Net Income Rose 29 Percent to $29.9 Million, and
                Reported Diluted EPS Increased 25 Percent to $.85

                                       ---

                  Par Closes Kali Acquisition in Second Quarter


SPRING VALLEY, NEW YORK, JULY 28, 2004 -- Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported that total revenues grew 83 percent to $212.5 million for the second quarter ended July 4, 2004. For the second quarter, reported net income rose 29 percent to $29.9 million and reported diluted earnings per share increased 25 percent to $.85. This is compared with reported revenues of $115.9 million, net income of $23.1 million, and diluted earnings per share of $.68 for the same period a year ago. Excluding a charge associated with a retirement agreement, net income was $25.3 million and diluted earnings per share were $.74 in the second quarter of 2003.


Included in second-quarter results is $6.2 million pre tax, which reflects a change in accounting estimate used in accruing for payables due to distribution partners. The change in accounting estimate has effectively reduced payables due under Par's agreement with Pentech Pharmaceuticals, Inc. relating to the supply and marketing of paroxetine. The change in accounting estimate follows Pentech's filing of an action against Par during the second quarter. Par believes that it is in compliance with its agreement with Pentech and intends to vigorously defend this action.


Also included in second-quarter results is net settlement income of $2.8 million pre tax. This results primarily from the settlement of claims against Akzo Nobel NV and Organon USA Inc. relating to anticompetitive practices that delayed the availability of a generic version of Remeron(R) (mirtazapine).

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"Par's second quarter benefited from the strong performance of our base business and new product introductions," said Scott Tarriff, president and chief executive officer. "Importantly, sales of megestrol acetate oral suspension stabilized in the quarter and we expect megestrol to continue to be a significant contributor to our future performance. As we look forward to building a new Megace(R) franchise in 2005, it is encouraging to see that new prescriptions for the category reached a two-year high in July. In addition to the recently submitted NDA for our advanced formulation of megestrol, Par has 38 regulatory filings currently awaiting FDA approval. This represents a record total for Par and includes 14 ANDAs and 1 NDA already submitted this year by Par, its partners, and Kali. With the acquisition of Kali complete, our company has simply never been stronger."

Par completed its acquisition of Kali Laboratories, Inc. on June 9, 2004. The estimated fair value of the assets acquired was not readily determinable at July 4, 2004. Therefore, the net purchase price of Kali is currently being reflected on Par's balance sheet as unallocated purchase price of $133.0 million. A valuation is being performed by independent specialists to determine the fair value of Kali's research and development (R&D) organization as of the date of acquisition. Par believes that a substantial portion of the unallocated purchase price will be valued as in-process R&D and will be written off in 2004 in accordance with purchase accounting for acquisitions.


SECOND-QUARTER REVIEW

Paroxetine hydrochloride (HCl) immediate release tablets, the generic version of the antidepressant Paxil(R), contributed significantly to sales growth in the second quarter. In the quarter, paroxetine achieved sales of $77.3 million, compared to $.9 million in the same period a year ago. Par's paroxetine hydrochloride tablets are substitutable for Paxil(R) and are licensed from GlaxoSmithKline. In the second quarter, Par introduced ribavirin capsules, the generic equivalent of the antiviral Rebetol(R). Sales of ribavirin totaled $12.6 million in the quarter.

Also contributing to sales growth in the second quarter were Par's core products, or base business, which increased 56 percent to $95.5 million. The strong performance of the base business resulted, in part, from the second-quarter introduction of glyburide and metformin HCl tablets, the generic version of Glucovance(R); the first-quarter introduction of mercaptopurine, the generic form of Purinethol(R); and the fourth-quarter 2003 introduction of metformin HCl extended-release tablets, the generic version of Glucophage XR(R). The performance of the base business also benefited from increased sales of lovastatin, the generic form of Mevacor(R).

Second-quarter sales of megestrol acetate oral suspension, the generic form of Megace(R), were $18.3 million, compared with sales of $22 million in the same period a year ago. Sales of fluoxetine, the generic version of Prozac(R), totaled $8.4 million in the quarter. This is compared with sales of $24.6 million in 2003. Second-quarter sales of fluoxetine reflect the impact of increased generic competition and its corresponding effect on pricing and market share.

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Par's second-quarter gross margin was 34 percent, compared to 53 percent in
2003. The lower gross margin primarily reflects the effect of paroxetine, which, after profit splits with GlaxoSmithKline and Pentech Pharmaceuticals, has a lower gross margin than Par's other significant products. Par's gross margin was also impacted by the decline in royalty revenue from omeprazole, the generic version of Prilosec(R). Also contributing to the lower gross margin, were glyburide and metformin HCl tablets and metformin HCl extended-release tablets. After profit splits with Genpharm Inc. of Toronto, Canada and Bristol-Myers Squibb Company, these products also have a significantly lower gross margin than most of Par's other products. The second quarter also includes a $1.0 million write off of clonidine transdermal patch inventory.

Investment in R&D more than doubled from the same period a year ago to $10.2 million in the second quarter of 2004. The substantial increase in R&D reflects a steadily increasing number of products in development and regulatory filings.

Second-quarter selling, general and administrative (SG&A) expense increased 13 percent to $16.5 million, after adjusting prior year SG&A expense to exclude a charge associated with a retirement agreement. The increase in SG&A expense reflects a megestrol acetate oral suspension product sampling program, and other marketing and promotional activities. Increased legal fees associated with ongoing patent litigation; the implementation of new information management systems; and additional personnel costs across various administrative functions also contributed to the increase in SG&A expense.

For the six months ended July 4, 2004, total revenues increased 91 percent to $424.3 million, compared with $222.3 million for the same period in 2003. Reported net income rose 32 percent to $60.1 million and reported diluted earnings per share increased 27 percent to $1.70. Excluding a first-quarter, after-tax gain of $1.7 million, or $.05 per diluted share, associated with the sale of a company facility, net income was $58.4 million and diluted earnings per share were $1.66 for the first six months of 2004. This is compared with reported net income of $45.6 million and reported diluted earnings per share of $1.34 for the same period a year ago. Excluding a charge associated with a retirement agreement, net income was $47.8 million and diluted earnings per share were $1.41 for the first six months of 2003.

Key contributors to Par's sales growth for the first six months of 2004 were paroxetine and the company's base business. For the first six months, paroxetine achieved sales of $181.9 million, and base business sales grew 39 percent to $168.5 million.

For the first six months of 2004, investment in R&D increased 50 percent to $16.7 million. The substantial increase in R&D underscores Par's commitment to identify, formulate and develop a continuing stream of new products.

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Year-to-date, Par has repurchased 683,700 shares of its common stock at a total cost of $26.2 million. On April 29, 2004, Par announced that its Board of Directors had authorized the purchase of up to $50 million worth of the company's common stock.

SINCE THE END OF THE FIRST QUARTER OF 2004:

  o In July, Par and Teva Pharmaceuticals USA entered into a settlement regarding megestrol acetate oral suspension. As part of that settlement, Par will grant a license to Teva for a limited number of units, and Par will, in return, receive a royalty on Teva's sales;

  o Par entered into agreements to market certain significant products representing aggregate annual U.S. branded sales of more than $1 billion. Assuming timely FDA approvals, Par expects to introduce the products in 2004 and 2005;

  o Par announced that it believes it is the first-to-file an ANDA with a paragraph IV certification for diazepam rectal gel, the generic version of Diastat(R), and may be entitled to up to 180 days of marketing exclusivity for the product;

  o Par's partner, Genpharm, received tentative approval from the FDA for its ANDA for sertraline HCl tablets, the generic version of the antidepressant Zoloft(R);

  o Par named Shankar Hariharan, Ph.D. the company's first chief scientific officer;

  o  Par announced the election of Joseph E. Smith to its board of directors;

  o Par finalized its agreement with Advancis Pharmaceutical Corporation to develop and market a novel formulation of the antibiotic amoxicillin;

  o Par commenced shipment of nystatin topical powder (Mycostatin(R)), ciprofloxacin tablets (Cipro(R)), fluoxetine oral solution (Prozac(R) solution), and chlordiazepoxide HCl capsules (Librium(R));

  o Kali's partners commenced shipment of quinapril HCl/hydrochlorothiazide tablets (Accuretic(TM)) and metronidazole capsules (Flagyl(R)). Par receives royalty income from the sale of these products; and

  o Par entered into an agreement with Orchid Chemicals & Pharmaceuticals, Ltd., based in Chennai, India to develop and market generic drugs, initially focusing on as many as seven cephalosporin antibiotics.


PAR PHARMACEUTICAL COMPANIES, INC. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc., and its recently acquired subsidiary, Kali Laboratories, Inc. The company is also developing an additional line of branded pharmaceutical products for specialty markets and expects to introduce the first of these in 2005. Through its FineTech subsidiary, Par also develops and utilizes synthetic chemical processes to design and develop intermediate ingredients used in the production of finished products for the pharmaceutical industry. Par currently manufactures, markets or licenses 80 prescription drugs. For press release and other company information, visit http://www.parpharm.com.

                                                                         more...
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Certain statements in this press release constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.

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
                                                PAR PHARMACEUTICAL COMPANIES, INC.
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                             (In Thousands, Except Per Share Amounts)

                                                             SIX MONTHS ENDED                            THREE MONTHS ENDED
                                                 -----------------------------------------     -------------------------------------
                                                     JULY 4,                JUNE 29,               JULY 4,             JUNE 29,
                                                      2004                    2003                  2004                 2003
                                                 ----------------       ------------------     ----------------     ----------------

Revenues:
  Net product sales                                     $422,099                 $209,485             $211,060             $108,801
  Other product related revenues                           2,199                   12,788                1,471                7,060
Total revenues                                           424,298                  222,273              212,531              115,861
Cost of goods sold                                       280,629                  106,000              139,414               54,891
                                                 ----------------       ------------------     ----------------     ----------------
  Gross margin                                           143,669                  116,273               73,117               60,970
                                                 ----------------       ------------------     ----------------     ----------------

Operating expenses (income):
  Research and development                                16,662                   11,120               10,184                4,651
  Selling, general and administrative                     30,736 (1)               30,105               16,481               18,215
  Settlements, net                                       (2,846)                        -              (2,846)                    -
                                                 ----------------       ------------------     ----------------     ----------------
      Total operating expenses                            44,552                   41,225               23,819               22,866
                                                 ----------------       ------------------     ----------------     ----------------

      Operating income                                    99,117                   75,048               49,298               38,104

Other expense, net                                          (75)                     (44)                 (53)                 (10)
Interest (expense) income, net                             (573)                     333                 (294)                  164

                                                 ----------------       ------------------     ----------------     ----------------
Income before provision for income taxes                  98,469                   75,337               48,951               38,258
Provision for income taxes                                38,403                   29,758               19,091               15,112
                                                 ----------------       ------------------     ----------------     ----------------
Net income                                               $60,066                  $45,579              $29,860              $23,146
                                                 ================       ==================     ================     ================

NET INCOME PER SHARE OF COMMON STOCK:
  BASIC                                                    $1.75                    $1.38                $0.87                $0.70
                                                 ================       ==================     ================     ================
  DILUTED                                                  $1.70                    $1.34                $0.85                $0.68
                                                 ================       ==================     ================     ================

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING:
  BASIC                                                   34,359                   33,021               34,267               33,153
                                                 ================       ==================     ================     ================
  DILUTED                                                 35,247                   33,953               34,930               34,197
                                                 ================       ==================     ================     ================

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COMPARATIVE ADJUSTED FOR GAIN ON SALE OF FACILITY AND RETIREMENT CHARGES
------------------------------------------------------------------------

Net income as reported above                             $60,066                  $45,579              $29,860              $23,146
  Gain of sale of facility, net of tax                   (1,715)                        -                    -                    -
  Retirement charges, net of tax                              -                     2,199                    0                2,199
                                                 ----------------       ------------------     ----------------     ----------------
NET INCOME                                               $58,351                  $47,778              $29,860              $25,345
                                                 ================       ==================     ================     ================

NET INCOME PER SHARE OF COMMON STOCK:
  BASIC                                                    $1.70                    $1.45                $0.87                $0.76
                                                 ================       ==================     ================     ================
  DILUTED                                                  $1.66                    $1.41                $0.85                $0.74
                                                 ================       ==================     ================     ================

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(1) Excluding a gain on the sale of a facility of $2,812, selling, general and administrative expenses totaled $33,548.
